Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS THIRD QUARTER ENDED SEPTEMBER 30, 2018

Company to Host Quarterly Conference Call at 5:00 P.M. ET on November 1, 2018

St. Petersburg, FL - November 1, 2018: United Insurance Holdings Corp. (Nasdaq: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the third quarter ended September 30, 2018.

($ in thousands, except for per share data)	Three Months Ended			Nine Months Ended
	September 30,			September 30
	2018	2017	Change	2018	2017	Change
Gross premiums written	$295,935	$267,219	10.7%	$960,214	$788,408	21.8%
Gross premiums earned	$303,956	$268,001	13.4%	$872,547	$711,650	22.6%
Net premiums earned	$171,330	$152,494	12.4%	$507,536	$419,295	21.0%
Total revenues	$187,652	$171,128	9.7%	$542,853	$471,834	15.1%
Earnings before income tax	$(15,870)	$(45,487)	65.1%	$15,177	$(26,899)	156.4%
Net income (loss) attributable to UIHC	$(11,708)	$(28,012)	58.2%	$11,361	$(16,856)	167.4%
Net income (loss) available to UIHC common shareholders per diluted share	$(0.27)	$(0.66)	59.1%	$0.27	$(0.47)	157.4%

Reconciliation of net income (loss) to core income (loss):
Plus: Merger expenses	$—	$12	(100.0)%	$—	$6,906	(100.0)%
Plus: Non-cash amortization of intangible assets	$1,365	$10,363	(86.8)%	$12,555	$23,552	(46.7)%
Less: Net realized losses on investment portfolio	$(447)	$(71)	(529.6)%	$(674)	$(554)	(21.7)%
Less: Unrealized gains on equity securities	$6,109	$—	100.0%	$5,046	$—	100.0%
Less: Net tax impact(1)	$(1,074)	$3,656	(129.4)%	$2,046	$10,854	(81.2)%
Core income (loss)(2)	$(14,931)	$(21,222)	29.6%	$17,498	$3,302	430.0%
Core income (loss) per diluted share(2)	$(0.35)	$(0.50)	30.0%	$0.41	$0.09	355.6%

Book value per share				$12.33	$11.73	5.1%
(1) In order to reconcile net income to the core income measure, we included the tax impact of all adjustments using the effective rate at the end of each period.
(2) Core income and core income per diluted share, measures that are not based on GAAP, are reconciled above to net income and net income per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

“We accomplished a lot during the quarter, including the launch of Journey, our fifth insurance company, and the first one to have an A.M. Best Rating,” said John Forney, President & CEO of UPC Insurance. “We grew earned premium by over 13% year-over-year during the quarter, and saw especially strong growth in New York, where our new product is beginning to get good traction. While Hurricane Florence hurt our bottom line results, that blow was softened by the ex-Florida retention buydown feature in our reinsurance program.  All in all, I’m pleased with the progress we are making and the opportunities we are creating to support sustained growth and profitability.”

Return on Equity and Core Return on Equity

Return on equity is a ratio the Company calculates by dividing annualized net income for the trailing three months by the average stockholders' equity for the trailing twelve months. Core return on equity (see calculation below) is a ratio calculated using non-GAAP measures. It is calculated by dividing the annualized core income for the trailing three months by the average stockholders’ equity for the trailing twelve months. Core income is an after-tax non-GAAP measure that is calculated by excluding from net income the effect of non-cash amortization of intangible assets, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income, core income per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income, core income per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The table above reconciles core income to net income, the most directly comparable GAAP measure.

($ in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income (loss) attributable to UIHC	$(11,708)	$(28,012)	$11,361	$(16,856)
Return on equity based on GAAP net income (loss) attributable to UIHC (1)	(8.8)%	(29.3)%	2.8%	(5.9)%

Core income (loss)	$(14,931)	$(21,222)	$17,498	$3,302
Core return on equity (1)	(11.2)%	(22.2)%	4.4%	1.2%
(1) Return on equity for the three and nine months ended September 30, 2018 and 2017 is calculated on an annualized basis.

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2018	2017	Change		2018	2017	Change
Loss ratio, net(1)	70.4%	93.9%	(23.5	) pts	56.4%	70.0%	(13.6	) pts
Expense ratio, net(2)	47.0%	47.7%	(0.7	) pts	46.1%	48.4%	(2.3	) pts
Combined ratio (CR)(3)	117.4%	141.6%	(24.2	) pts	102.5%	118.4%	(15.9	) pts
Effect of current year catastrophe losses on CR	20.2%	54.2%	(34.0	) pts	11.5%	27.4%	(15.9	) pts
Effect of prior year favorable development on CR	(1.6)%	(0.7)%	(0.9	) pts	(0.8)%	(0.7)%	(0.1	) pts
Effect of ceding commission income on CR (4)	—%	6.6%	(6.6	) pts	—%	7.2%	(7.2	) pts
Underlying combined ratio(5)	98.8%	81.5%	17.3	pts	91.8%	84.5%	7.3	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) For the nine months ended September 30, 2018, the Company presented $31.7 million of ceding commissions earned as a $7.2 million decrease to ceded earned premium and a $24.5 million decrease in policy acquisition costs, which reduced other revenue and removed the distortive impact to our underlying combined ratio. For the three months ended September 30, 2018, the Company presented $11.0 million of ceding commissions earned as a $2.7 million decrease to ceded earned premium and an $8.3 million decrease in policy acquisition costs.
(5) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Quarterly Financial Results

Net loss attributable to the Company for the third quarter of 2018 was $11.7 million, or $0.27 per diluted share, compared to a net loss of $28.0 million, or $0.66 per diluted share, for the third quarter of 2017. The decrease in net loss was primarily due to the increase in gross premiums earned and the decrease in losses and loss adjustment expenses during the third quarter of 2018 compared to the third quarter of 2017.

The Company's total gross written premium increased by $28.7 million, or 10.7%, to $295.9 million for the third quarter of 2018 from $267.2 million for the third quarter of 2017, primarily reflecting organic growth in new and renewal business generated in all regions. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region and gross written premium by line of business is shown in the table below.

($ in thousands)	Three Months Ended September 30,
	2018	2017	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$141,524	$130,309	$11,215	8.6%
Gulf	58,632	58,240	392	0.7
Northeast	50,695	43,652	7,043	16.1
Southeast	27,854	25,431	2,423	9.5
Total direct written premium by region	278,705	257,632	21,073	8.2%
Assumed premium (2)	17,230	9,587	7,643	79.7
Total gross written premium by region	$295,935	$267,219	$28,716	10.7%

Gross Written Premium by Line of Business
Personal property	$240,456	$217,970	$22,486	10.3%
Commercial property	55,479	49,249	6,230	12.7
Total gross written premium by line of business	$295,935	$267,219	$28,716	10.7%
(1) "Gulf" is comprised of Hawaii, Louisiana and Texas; "Northeast" is comprised of Connecticut, Massachusetts, New Jersey, New York and Rhode Island; and "Southeast" is comprised of Georgia, North Carolina and South Carolina.
(2) Assumed premium written for 2018 is primarily commercial property business assumed from unaffiliated insurers.

Loss and LAE decreased by $22.5 million, or 15.8%, to $120.6 million for the third quarter of 2018 from $143.1 million for the third quarter of 2017. Loss and LAE expense as a percentage of net earned premiums decreased 23.5 points to 70.4% for the third quarter of 2018, compared to 93.9% for the same period last year. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the third quarter of 2018 would have been 29.2%, an increase of 6.2 points from 23.0% during the third quarter of 2017.

Policy acquisition costs increased by $7.7 million, or 16.4%, to $54.2 million for the third quarter of 2018 from $46.5 million for the third quarter of 2017. The primary driver of the increase in costs was the managing general agent commissions related to American Coastal commercial premiums along with agent commissions which were generally consistent with the Company's growth in premium production and higher average market commission rates outside of Florida.

Operating and underwriting expenses increased by $4.1 million, or 59.3%, to $11.0 million for the third quarter of 2018 from $6.9 million for the third quarter of 2017, primarily due to increased costs related to incurred expenses for software tools and agent incentive costs, as well as assessments from the North Carolina Joint Underwriting Association - FAIR Plan.

General and administrative expenses decreased by $3.9 million, or 20.5%, to $15.4 million for the third quarter of 2018 from $19.3 million for the third quarter of 2017, primarily due to amortization costs related to the merger with AmCo during the third quarter of 2017 that were fully expensed at the end of the first quarter of 2018.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2018	2017	Change		2018	2017	Change
Loss and LAE	$120,552	$143,127	$(22,575)		$286,393	$293,398	$(7,005)
% of Gross earned premiums	39.7%	53.4%	(13.7	) pts	32.8%	41.2%	(8.4	) pts
% of Net earned premiums	70.4%	93.9%	(23.5	) pts	56.4%	70.0%	(13.6	) pts
Less:
Current year catastrophe losses	$34,593	$82,615	$(48,022)		$58,250	$115,025	$(56,775)
Prior year reserve unfavorable (favorable) development	(2,656)	(1,029)	(1,627)		(4,207)	(2,819)	(1,388)
Underlying loss and LAE (1)	$88,615	$61,541	$27,074		$232,350	$181,192	$51,158
% of Gross earned premiums	29.2%	23.0%	6.2	pts	26.6%	25.5%	1.1	pts
% of Net earned premiums	51.7%	40.4%	11.3	pts	45.8%	43.2%	2.6	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to net loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratio and underlying expense ratios are shown below.

($ in thousands)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2018	2017	Change		2018	2017	Change
Policy acquisition costs	$54,200	$46,546	$7,654		$153,716	$125,302	$28,414
Operating and underwriting	10,976	6,891	4,085		28,976	19,020	9,956
General and administrative	15,358	19,316	(3,958)		51,326	58,825	(7,499)
Total Operating Expenses	$80,534	$72,753	$7,781		$234,018	$203,147	$30,871
% of Gross earned premiums	26.5%	27.1%	(0.6	) pts	26.8%	28.5%	(1.7	) pts
% of Net earned premiums	47.0%	47.7%	(0.7	) pts	46.1%	48.4%	(2.3	) pts
Less:
Ceding commission income (1)	$—	$10,091	$(10,091)		$—	$30,185	$(30,185)
Underlying expense (2)	$80,534	$62,662	$17,872		$234,018	$172,962	$61,056
% of Gross earned premiums	26.5%	23.4%	3.1	pts	26.8%	24.3%	2.5	pts
% of Net earned premiums	47.0%	41.1%	5.9	pts	46.1%	41.3%	4.8	pts
(1) For the nine months ended September 30, 2018, the Company presented $31.7 million of ceding commissions earned as a $7.2 million decrease to ceded earned premium and a $24.5 million decrease in policy acquisition costs, which reduced other revenue and removed the distortive impact to our underlying expense ratio. For the three months ended September 30, 2018, the Company presented $11.0 million of ceding commissions earned as a $2.7 million decrease to ceded earned premium and an $8.3 million decrease in policy acquisition costs.
(2) Underlying expense is a non-GAAP financial measure and is reconciled above to total operating expenses, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Reinsurance Costs as a Percentage of Earned Premium

Excluding the Company's business for which it cedes 100% of the risk of loss, reinsurance costs in the third quarter of 2018 were 42.0% of gross premiums earned, compared to 41.3% of gross premiums earned for the third quarter of 2017. The increase in this ratio was driven primarily by the increased coverage purchased for our 2018-19 combined catastrophe reinsurance program.

Investment Portfolio Highlights

The Company's cash and investment holdings increased to $1.2 billion at September 30, 2018 compared to $1.1 billion at December 31, 2017. UPC Insurance's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 89.2% of total investments at September 30, 2018 compared to 89.3% at December 31, 2017. At September 30, 2018 the modified duration was 3.67 years compared to 3.9 years at December 31, 2017.

Book Value Analysis

Book value per share decreased 1.9% from $12.56 at December 31, 2017 to $12.33 at September 30, 2018, and underlying book value per share increased 2.4% from $12.35 at December 31, 2017 to $12.64 at September 30, 2018. A decrease in the Company's accumulated other comprehensive income drove the decrease in our book value per share. The decrease results from the adoption of Accounting Standards Update 2016-01 which requires unrealized gains or losses on equity securities to be reflected on the income statement, rather than in other comprehensive income. Removing the effect of the decrease in accumulated other comprehensive income, our book value per share increased, as shown in the table below.

($ in thousands, except for share and per share data)	September 30,	December 31,
	2018	2017
Book Value per Share
Numerator:
Common stockholders' equity attributable to UIHC	$528,877	$537,125
Denominator:
Total Shares Outstanding	42,910,579	42,753,054
Book Value Per Common Share	$12.33	$12.56

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity attributable to UIHC	$528,877	$537,125
Accumulated other comprehensive (loss) income	(13,702)	9,221
Stockholders' Equity, excluding AOCI	$542,579	$527,904
Denominator:
Total Shares Outstanding	42,910,579	42,753,054
Underlying Book Value Per Common Share(1)	$12.64	$12.35
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses, prior year reserve development and ceding commission income earned (underlying combined ratio) is a non-GAAP ratio, which is computed by subtracting the effect of current year catastrophe losses, prior year development, and ceding commission income earned related to the Company's quota share reinsurance agreement from the combined ratio. The Company believes that this ratio is useful to investors and it is used by management to reveal the trends in the Company's business that may be obscured by current year catastrophe losses, losses from lines in run-off, prior year development, and ceding commission income earned. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. Ceding commission income compensates the Company for expenses it incurs in generating the premium ceded under the Company's quota share reinsurance agreement. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure which is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Operating expenses excluding the effects of ceding commission income earned, merger expenses, and amortization of intangible assets (underlying expense) is a non-GAAP measure which is computed by subtracting ceding income earned related to the Company's quota share reinsurance agreement, merger expenses and amortization of intangibles. Ceding commission income compensates the Company for expenses it incurs in generating the premium ceded under the Company's quota share reinsurance agreement. Merger expenses are directly related to past mergers and are not reflective of current period operating performance. Similarly, amortization expense is related to the amortization of intangible assets acquired through mergers and therefore the expense does not arise through normal operations. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most direct comparable GAAP measure is operating expenses. The underlying expense measure should not be considered a substitute for the expense ratio and does not reflect the overall profitability of the Company's business.

Net income excluding the effects of merger expenses, non-cash amortization of intangible assets, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income) is a non-GAAP measure which is computed by adding merger expenses and non-cash amortization, net of tax, to net income and subtracting realized gains (losses) on our investment portfolio, net of tax, and unrealized gains (losses) on our equity securities, net of tax, from net income. Merger expenses relate to professional fees associated with the AmCo merger in the second quarter of 2017. Amortization expense is related to the amortization of intangible assets acquired through merger and therefore the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of our operations. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is net income. The core income measure should not be considered a substitute for net income and does not reflect the overall profitability of our business.

Book value per common share, excluding the impact of accumulated other comprehensive income (underlying book value per common share), is a non-GAAP measure which is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income, by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors which are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    November 1, 2018 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:
To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations - News & Market Data - Event Calendar) and click on the conference call link, or go to: http://78449.themediaframe.com/dataconf/productusers/unin/mediaframe/26968/indexl.html. An archive of the webcast will be available for a limited period of time thereafter.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries through a variety of distribution channels. The Company currently writes policies in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas, and is licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire and Virginia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims. UPC Insurance is a company committed to financial stability and solvency.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans and are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, we undertake no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Condensed Consolidated Statements of Comprehensive Income
(unaudited)
In thousands, except share and per share amounts

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
REVENUE:
Gross premiums written	$295,935	$267,219	$960,214	$788,408
Change in gross unearned premiums	8,021	782	(87,667)	(76,758)
Gross premiums earned	303,956	268,001	872,547	711,650
Ceded premiums earned	(132,626)	(115,507)	(365,011)	(292,355)
Net premiums earned	171,330	152,494	507,536	419,295
Investment income	6,888	4,901	19,665	12,489
Net realized investment losses	(447)	(71)	(674)	(554)
Net unrealized gains on equity securities	6,109	—	5,046	—
Other revenue	3,772	13,804	11,280	40,604
Total revenues	$187,652	$171,128	$542,853	$471,834
EXPENSES:
Losses and loss adjustment expenses	120,552	143,127	286,393	293,398
Policy acquisition costs	54,200	46,546	153,716	125,302
Operating expenses	10,976	6,891	28,976	19,020
General and administrative expenses	15,358	19,316	51,326	58,825
Interest expense	2,455	771	7,371	2,282
Total expenses	203,541	216,651	527,782	498,827
Income before other income (loss)	(15,889)	(45,523)	15,071	(26,993)
Other income	19	36	106	94
Income (loss) before income taxes	(15,870)	(45,487)	15,177	(26,899)
Provision (benefit) for income taxes	(4,163)	(17,475)	3,815	(10,043)
Net income (loss)	$(11,707)	$(28,012)	$11,362	$(16,856)
Less: Net income attributable to noncontrolling interests	1		1	—
Net income (loss) attributable to UIHC	(11,708)	(28,012)	11,361	(16,856)
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	(3,354)	2,672	(30,706)	10,509
Reclassification adjustment for net realized investment losses	447	71	674	554
Income tax benefit (expense) related to items of other comprehensive income	699	(1,050)	7,110	(4,207)
Total comprehensive income (loss)	$(13,915)	$(26,319)	$(11,560)	$(10,000)
Less: Comprehensive income attributable to noncontrolling interests	1	—	1	—
Comprehensive income (loss) attributable to UIHC	(13,916)	(26,319)	(11,561)	(10,000)

Weighted average shares outstanding
Basic	42,677,893	42,524,400	42,636,515	35,341,994
Diluted	42,833,716	42,741,004	42,791,208	35,563,032

Earnings available to UIHC common shareholders per share
Basic	$(0.27)	$(0.66)	$0.27	$(0.48)
Diluted	$(0.27)	$(0.66)	$0.27	$(0.47)

Dividends declared per share	$0.06	$0.06	$0.18	$0.18

Condensed Consolidated Balance Sheets
(unaudited)
In thousands, except share amounts

	September 30, 2018	December 31, 2017
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$836,390	$762,855
Equity securities	93,092	63,295
Other investments	8,330	8,381
Portfolio loans	—	20,000
Total investments	$937,812	$854,531
Cash and cash equivalents	240,950	229,186
Restricted cash	65,131	47,089
Accrued investment income	5,771	5,577
Property and equipment, net	16,583	17,291
Premiums receivable, net	78,417	75,275
Reinsurance recoverable on paid and unpaid losses	433,554	395,774
Prepaid reinsurance premiums	319,916	201,904
Goodwill	73,045	73,045
Deferred policy acquisition costs	105,764	103,882
Intangible assets	32,716	45,271
Other assets	12,570	11,096
Total Assets	$2,322,229	$2,059,921
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$528,842	$482,232
Unearned premiums	643,540	555,873
Reinsurance payable	297,173	149,117
Payments outstanding	50,789	41,786
Accounts payable and accrued expenses	52,100	46,594
Other liabilities	40,199	85,830
Notes payable	160,708	161,364
Total Liabilities	$1,773,351	$1,522,796
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 43,034,270 and 42,965,137 issued, respectively; 42,910,579 and 42,753,054 outstanding, respectively	4	4
Additional paid-in capital	388,820	387,145
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	(13,702)	9,221
Retained earnings	154,186	141,186
Total shareholders' equity attributable to UIHC shareholders	$528,877	$537,125
Noncontrolling interests	$20,001	$—
Total Stockholders' Equity	$548,878	$537,125
Total Liabilities and Stockholders' Equity	$2,322,229	$2,059,921